Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made and entered into by and between the undersigned individual Melissa Forman-Barenblit (“you” and “your”) and TBK Bank, SSB (the “Bank”). The signatories to this Agreement may be referred to collectively as the “Parties”.
WHEREAS, the Bank employed you as Executive Vice President; and
WHEREAS, the Parties desire to amicably sever the employment relationship that existed between them; and
WHEREAS, the Parties have agreed, without any Party admitting liability of any kind, to enter into this Agreement pursuant to which each and every claim and/or cause of action asserted or which could have been asserted by you against the Bank will be forever and finally released; and
WHEREAS, both Parties have read and understand the terms and provisions of this Agreement, and desire and intend to be bound by the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Release and Waiver Agreement. You acknowledge and understand that this Agreement is a release and waiver contract and that this document is legally binding. You and the Bank understand that by signing this Agreement, each party has read and understood each provision and is agreeing to all the provisions set forth in the Agreement.
2.Claims Covered by Agreement. You and the Bank acknowledge and understand that this Agreement applies only to claims which accrue or have accrued prior to the date this Agreement is executed by you and the Bank.
3.Termination of Employment. Your employment with the Bank is terminated effective as of the Effective Date (defined below) (the “Termination Date”). As of the Termination Date, you are no longer an employee of the Bank, and the Bank has no further obligation provide you the pay or other benefits set forth in the employment agreement between you and the Bank dated July 1, 2022, as amended by agreement dated March 28, 2025 (“Employment Agreement”)
4.Separation Benefits. In exchange for the promises you make in this Agreement, the Bank covenants and agrees as follows:
A.The Bank covenants and agrees to release you from your non-competition obligations set forth in Sections 4.2(a), 4.2(b), and 4.2(e) of the Employment Agreement.

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

B.You acknowledge that the Separation Benefits are in addition to any monies or benefits to which you are already entitled. You acknowledge and agree that the Bank owes you no additional severance compensation or benefits under the Employment Agreement.
C.You are not, as a result of this Agreement, released from your remaining obligations under the Employment Agreement, including but not limited to your obligations under Section 4.1 (regarding Confidential Information as defined in the Employment Agreement), Section 4.2(c) (regarding non-solicitation of the Bank’s customers and clients), Section 4.2(d) (regarding non-solicitation of the Bank’s employees, and Section 4.6 (regarding intellectual property), which you hereby acknowledge and reaffirm.
5.Release and Waiver. In consideration for the Separation Benefits described in this Agreement, you agree to the following:
A.You knowingly and voluntarily agree to waive and release the Bank, its parents, affiliates, and subsidiaries, their respective officers, directors, employees, stockholders, representatives and agents, including their successors and assigns (collectively with the “Released Parties”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Released Parties’ refusal or failure to continue your employment; or (iii) the termination of your employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. §201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act, as amended, Tex. Lab. Code § 21.001, et seq.; or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local or other jurisdiction or political subdivision.

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

B.Also in consideration for (i) the Separation Benefits, (ii) the promises and covenants contained herein, to which you acknowledge you are not otherwise entitled, and (iii) other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby fully, finally, and completely release the Released Parties of and from any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) arising on or before the date of this Agreement, and hereby acknowledge and agree that: this Agreement was negotiated at arm’s length; this Agreement is worded in a manner that you fully understand; you specifically waive any rights or claims under the ADEA; you knowingly and voluntarily agree to all of the terms set forth in the Agreement; you acknowledge and understand that any claims under the ADEA that may arise after the date of this Agreement are not waived; the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which you were already undisputedly entitled; you have been and hereby are advised in writing to consult with an attorney prior to executing the Agreement; you understand that you have been given a period of up to twenty-one (21) days to consider the ADEA release prior to executing it; and you understand that you have been given a period of seven (7) days from the date of the execution of the ADEA release to revoke the ADEA release, and understand and acknowledge that the ADEA release will not become effective or enforceable until the revocation period has expired. If you elect to revoke your release of ADEA claims, the revocation must be in writing and delivered within seven (7) days from the date of your execution of the Agreement to the Bank as follows: Steve Grossi, EVP, Chief Human Resources Officer at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251 or email to sgrossi@tfin.com.
C.You understand and agree that by signing this Agreement, you—on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any—agree to give up any right or entitlement you may have under federal, state or local law against the Released Parties, concerning any events related to your employment or termination, or the Bank’s failure to continue your employment. This Agreement extinguishes any potential employment discrimination claims you may have relating to your employment with the Bank and the Bank’s termination of your employment existing on the date you sign this Agreement.
D.You further represent and warrant that you have not assigned to any third party any claim involving the Released Parties or authorized any third party to assert on your behalf any claim against the Released Parties. If a third party asserts a claim against the Released Parties on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

E.You additionally represent, warrant, and agree that you have received full and timely payment of all wages, salary, bonuses, and other compensation, and benefits that may have been due and payable to you by the Released Parties. You further represent, warrant, and agree that you have received all leave or other benefits that may have been available to you under the Family and Medical Leave Act of 1993 (“FMLA”) or any comparable state law and that you have not been denied any rights or benefits available to you under the FMLA or any comparable state law. You expressly acknowledge and agree that the Released Parties are entering into this Agreement in reliance upon these representations by you.
F.You understand that this Agreement also precludes you from recovering any relief as a result of any lawsuit, grievance or claims brought on your behalf and arising out of your employment or termination of, or separation from, employment provided that nothing in this Agreement will affect your entitlement, if any, to workers’ compensation or unemployment compensation. Further, nothing in this Agreement prohibits you from reporting possible violations of law or regulation to or filing charges with any governmental agency or entity, including without limitation the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Commission, any Inspector General, or any similar state or local agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. However, by signing this Agreement, except as otherwise prohibited by law, you waive the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal
6.Consultation with Attorney, Review Period, and Revocation Period.
A.You are advised, and acknowledge that you have been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. You acknowledge that you have read this Agreement, as signified by your signature hereto, and are voluntarily executing the same for the purposes and consideration herein expressed.
B.You acknowledge that you have been provided with a period of at least twenty- one (21) calendar days within which to consider, review, and reflect upon the terms of this Agreement. Any discussions about or changes to the Agreement, whether material or immaterial, do not restart the running of the 21-day period.
C.Should you decide to execute this Agreement, return the signed agreement to the Bank as follows: Steve Grossi, EVP, Chief Human Resources Officer at

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

12700 Park Central Drive, Suite 1700, Dallas, Texas 75251 or email to sgrossi@tfin.com.
D.This Agreement shall not be effective until the expiration of seven (7) calendar days after you sign it without revoking it. Any benefits due to you under this Agreement shall be provided no sooner than the expiration of seven (7) calendar days after you sign the Agreement (“Effective Date”).
7.Severance Benefits Upon Termination. In consideration for the Separation Benefits described in this Agreement, you agree to release the Bank from its obligation to provide you all severance and termination payments and benefits set forth in the Employment Agreement, including the Standard Termination Payments (as defined in the Employment Agreement). You further agree that, following the execution of this agreement, the Bank has no obligation to provide you any separation, severance, or termination benefits of any kind other than the Separation Benefits set forth in this Agreement.
8.Confidentiality. You shall treat the terms of this Agreement as strictly confidential. You shall not disclose the terms of this Agreement to anyone other than your spouse, attorney, accountant, or tax advisor, without the Bank’s prior written approval, except as may be required by law, or court order. If you receive a request pursuant to applicable law to disclose the terms of this Agreement, you shall promptly notify the Bank to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse or domestic partner, attorney, accountant, and tax advisor of the confidential nature of this Agreement. Notwithstanding anything to the contrary set forth in this Section 8, you may disclose Section 4 hereof and provisions hereof effectuating Section 4 or relevant thereto to any prospective employer, provided however, that such prospective employer shall be notified of the confidential nature of such materials.
You and the Bank may use this Agreement as evidence in a subsequent proceeding in which you or the Bank allege a breach of this Agreement. Other than the exceptions set forth herein, you agree you shall not voluntarily introduce the terms of this Agreement as evidence in any proceeding or in any lawsuit unless required by law or court order. You agree that your confidentiality obligation is contractual, and its terms are material to this Agreement.
You further acknowledge that the injury the Released Parties will suffer in the event of your breach of this Section 8 cannot be compensated by monetary damages alone, and you therefore agree that the Released Parties, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against you.
9.Bank Property. You agree to return all Bank property, computers and equipment, documents, corporate credit cards, and other tangible items in accordance with the Bank’s policies and rules before the Separation Benefits become effective. You agree to not destroy, alter, erase, or otherwise change any software, data, or other information belonging to the Bank.

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

10.Non-Disparagement. You will not make any untrue or defamatory statements concerning the Released Parties. You shall not directly or indirectly make, repeat, or publish any knowingly or maliciously false statements whether oral or in writing, concerning the Released Parties, or otherwise take any action which might reasonably be expected to cause actual damage or harm to the Released Parties’ reputations. However, nothing in this Agreement prohibits you from communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions. Nothing in this Agreement interferes with, coerces, or restrains you from exercising or choosing not to exercise protected rights such as those under Section 7 of the National Labor Relations Act. You acknowledge and agree that, to the extent this agreement limits a waivable right to free speech, right to petition, or right of association, you expressly waive certain rights that you otherwise have under the First Amendment of the United States Constitution and rights afforded by any state constitution. __MFB___ [initial].
11.Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Released Parties have acted wrongfully with respect to you. Each of the Released Parties specifically denies and disclaims any such liability or wrongful acts.
12.Knowing and Voluntary Agreement. You acknowledge and agree that after you received a copy of this Agreement: (i) you have had an opportunity to review this Agreement and to consult an attorney before signing it; and (ii) you enter into the Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor as you deemed appropriate.
13.Governing Law and Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws principles. Venue shall be in Dallas, Texas.
14.Dispute Resolution. The parties agree that this Section 14 of this Agreement supersedes Section 5.1 of the Employment Agreement. Any controversy or dispute arising out of or relating to this Agreement, except violations of Paragraph 8 of this Agreement, shall be resolved exclusively by binding arbitration conducted in Dallas, Texas. The arbitrator shall determine all issues of arbitrability. The arbitration shall be conducted by a single neutral arbitrator selected by the parties. The fees of the arbitrator and other administrative costs of the arbitration (excepting any filing fee for an action commenced by you) shall be borne by the Bank. The arbitration shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association. You agree and acknowledge that you will not enter any class arbitration to resolve any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof. The parties agree to arbitrate solely on an individual basis. This Agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative or class proceeding. If any jurisdiction restricts prohibition of class arbitration, this provision shall

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

be deemed severable. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator will have no authority to ignore, change, modify, add to, or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. This Agreement shall be governed by and interpreted under the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (“FAA”). The parties agree that this Agreement is a “contract involving commerce” within the meaning of the FAA, and that this Paragraph 15 shall be enforced notwithstanding the law of any jurisdiction to the contrary.
15.Jury Trial Waiver. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION AND FURTHER AGREE THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO SUCH WAIVER.
16.Severability. The Bank and you agree that, if any term of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.
17.Amendments. Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.
18.Effective Period. This Agreement is null and void if: (i) you fail to execute and return it within 21 calendar days of receipt; or (ii) you sign it within 21 calendar days but revoke your execution within seven (7) calendar days after signing it.
19.Entire Agreement. This document constitutes our entire agreement regarding the termination of your employment with respect to the Separation Benefits and releases statements described herein. The Bank makes no further agreements related to your separation from employment beyond what is expressly stated in this document. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB

IN WITNESS WHEREOF, this Separation Agreement and Release has been executed by each of the listed parties as of the date or dates below.

Melissa Foreman-Barenblit		TBK Bank, SSB
Signature:	/s/ Melissa Forman-Barenblit	By:	/s/ Stephen Grossi
		Name:	Stephen Grossi
		Title:	EVP, CHRO
Date:	7/25/2025	Date:	7/25/2025

318697217v.2

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Separation and Release Agreement	Melissa Foreman-Barenblit - Initials: MFB